SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILES PURSUANT
           TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)1

                        Alliance Data Systems Corporation
                       ----------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                       ----------------------------------
                         (Title of Class of Securities)

                                   018581 10 8
                       ----------------------------------
                                 (CUSIP Number)

                                December 31, 2003
                       ----------------------------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)

----------------------
     1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 018581 10 8                                         Page 2 of 11 pages

1)   Name of Reporting Person                    Welsh, Carson,
     I.R.S. Identification                       Anderson & Stowe
     No. of Above Person                         VII, L.P.
    (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                   (a) [ X ]
     if a Member of a Group                      (b) [   ]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place                        Delaware
     of Organization

--------------------------------------------------------------------------------
Number of                       5)  Sole Voting      12,494,942 shares
Shares Beneficially                 Power            of Common Stock
Owned by Each
Reporting Person
With:                           ------------------------------------------------
                                6)  Shared Voting
                                    Power                 -0-

                                ------------------------------------------------
                                7)  Sole Disposi-    12,494,942 shares
                                    tive Power       of Common Stock

                                ------------------------------------------------
                                8)  Shared Dis-
                                    positive Power        -0-
                                ------------------------------------------------

9)   Aggregate Amount Beneficially                   12,494,942 shares of
     Owned by Each Reporting Person                  Common Stock

--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares

--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                  15.6%
     Amount in Row (9)

--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                               PN

CUSIP No. 018581 10 8                                         Page 3 of 11 pages

1)   Name of Reporting Person                    Welsh, Carson,
     I.R.S. Identification                       Anderson & Stowe
     No. of Above Person                         VIII, L.P.
    (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                   (a) [ X ]
     if a Member of a Group                      (b) [   ]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place                        Delaware
     of Organization

--------------------------------------------------------------------------------
Number of                       5)  Sole Voting      17,790,349 shares
Shares Beneficially                 Power            of Common Stock
Owned by Each
Reporting Person
With:                           ------------------------------------------------
                                6)  Shared Voting
                                    Power                 -0-

                                ------------------------------------------------
                                7)  Sole Disposi-    17,790,349 shares
                                    tive Power       of Common Stock

                                ------------------------------------------------
                                8)  Shared Dis-
                                    positive Power        -0-
                                ------------------------------------------------

9)   Aggregate Amount Beneficially                   17,790,349 shares of
     Owned by Each Reporting Person                  Common Stock

--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares

--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                  22.3%
     Amount in Row (9)

--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                               PN

CUSIP No. 018581 10 8                                         Page 4 of 11 pages

1)   Name of Reporting Person                    Welsh, Carson,
     I.R.S. Identification                       Anderson & Stowe VI, L.P.
     No. of Above Person
    (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                   (a) [ X ]
     if a Member of a Group                      (b) [   ]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place                        Delaware
     of Organization

--------------------------------------------------------------------------------
Number of                       5)  Sole Voting      3,853,049 shares
Shares Beneficially                 Power            of Common Stock
Owned by Each
Reporting Person
With:                           ------------------------------------------------
                                6)  Shared Voting
                                    Power                 -0-

                                ------------------------------------------------
                                7)  Sole Disposi-    3,853,049 shares
                                    tive Power       of Common Stock

                                ------------------------------------------------
                                8)  Shared Dis-
                                    positive Power        -0-
                                ------------------------------------------------

9)   Aggregate Amount Beneficially                   3,853,049 shares of
     Owned by Each Reporting Person                  Common Stock

--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares

--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                  4.8%
     Amount in Row (9)

--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                               PN

CUSIP No. 018581 10 8                                         Page 5 of 11 pages

1)   Name of Reporting Person                    WCAS Capital
     I.R.S. Identification                       Partners III, L.P.
     No. of Above Person
    (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                   (a) [ X ]
     if a Member of a Group                      (b) [   ]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place                        Delaware
     of Organization

--------------------------------------------------------------------------------
Number of                       5)  Sole Voting      655,555 shares
Shares Beneficially                 Power            of Common Stock
Owned by Each
Reporting Person
With:                           ------------------------------------------------
                                6)  Shared Voting
                                    Power                 -0-

                                ------------------------------------------------
                                7)  Sole Disposi-    655,555 shares
                                    tive Power       of Common Stock

                                ------------------------------------------------
                                8)  Shared Dis-
                                    positive Power        -0-
                                ------------------------------------------------

9)   Aggregate Amount Beneficially                   655,555 shares of
     Owned by Each Reporting Person                  Common Stock

--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares

--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                  0.8%
     Amount in Row (9)

--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                               PN

CUSIP No. 018581 10 8                                         Page 6 of 11 pages

1)   Name of Reporting Person                    WCAS Capital
     I.R.S. Identification                       Partners II, L.P.
     No. of Above Person
    (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                   (a) [ X ]
     if a Member of a Group                      (b) [   ]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place                        Delaware
     of Organization

--------------------------------------------------------------------------------
Number of                       5)  Sole Voting      268,398 shares
Shares Beneficially                 Power            of Common Stock
Owned by Each
Reporting Person
With:                           ------------------------------------------------
                                6)  Shared Voting
                                    Power                 -0-

                                ------------------------------------------------
                                7)  Sole Disposi-    268,398 shares
                                    tive Power       of Common Stock

                                ------------------------------------------------
                                8)  Shared Dis-
                                    positive Power        -0-
                                ------------------------------------------------

9)   Aggregate Amount Beneficially                   268,398 shares of
     Owned by Each Reporting Person                  Common Stock

--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares

--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                  0.3%
     Amount in Row (9)

--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                               PN

CUSIP No. 018581 10 8                                         Page 7 of 11 pages

1)   Name of Reporting Person                    WCAS Information
     I.R.S. Identification                       Partners, L.P.
     No. of Above Person
    (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                   (a) [ X ]
     if a Member of a Group                      (b) [   ]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place                        Delaware
     of Organization

--------------------------------------------------------------------------------
Number of                       5)  Sole Voting      148,766 shares
Shares Beneficially                 Power            of Common Stock
Owned by Each
Reporting Person
With:                           ------------------------------------------------
                                6)  Shared Voting
                                    Power                 -0-

                                ------------------------------------------------
                                7)  Sole Disposi-    148,766 shares
                                    tive Power       of Common Stock

                                ------------------------------------------------
                                8)  Shared Dis-
                                    positive Power        -0-
                                ------------------------------------------------

9)   Aggregate Amount Beneficially                   148,766 shares of
     Owned by Each Reporting Person                  Common Stock

--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares

--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                  0.2%
     Amount in Row (9)

--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                               PN

                         Amendment No. 1 to Schedule 13G

          Reference is hereby made to the statement on Schedule 13G filed with the Securities and Exchange Commission on January 22, 2003 (the "Schedule 13G"). Terms defined in the Schedule 13G are used herein as so defined.

          The following Items of the Schedule 13G are hereby amended and restated as follows:

Item 4 -          Ownership.

                  (a)  Amount Beneficially Owned:

                  WCAS VII: 12,494,942 shares of Common Stock
                  WCAS VIII: 17,790,349 shares of Common Stock
                  WCAS VI: 3,853,049 shares of Common Stock
                  WCAS CP III: 655,555 shares of Common Stock
                  WCAS CP II: 268,398 shares of Common Stock
                  WCAS IP: 148,766 shares of Common Stock

                  (b)  Percent of Class:

                  WCAS VII: 15.6%
                  WCAS VIII: 22.3%
                  WCAS VI: 4.8%
                  WCAS CP III: 0.8%
                  WCAS CP II: 0.3%
                  WCAS IP: 0.2%

                  (c)  Number of shares as to which such person has:

                  (i)  sole power to vote or to direct the vote:

                  WCAS VII: 12,494,942 shares of Common Stock
                  WCAS VIII: 17,790,349 shares of Common Stock
                  WCAS VI: 3,853,049 shares of Common Stock
                  WCAS CP III: 655,555 shares of Common Stock
                  WCAS CP II: 268,398 shares of Common Stock
                  WCAS IP: 148,766 shares of Common Stock

                  (ii) shared power to vote or to direct the vote:  -0-

                  (iii) sole power to dispose or to direct the disposition of:

                  WCAS VII: 12,494,942 shares of Common Stock
                  WCAS VIII: 17,790,349 shares of Common Stock
                  WCAS VI: 3,853,049 shares of Common Stock
                  WCAS CP III: 655,555 shares of Common Stock
                  WCAS CP II: 268,398 shares of Common Stock
                  WCAS IP: 148,766 shares of Common Stock

                  (iv) shared power to dispose or to direct the disposition of: -0-

Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                         WELSH, CARSON, ANDERSON & STOWE VII, L.P.
                         By:  WCAS VII Partners, L.P., General Partner

                         By /s/ Jonathan M. Rather
                            ------------------------------------------------
                              General Partner

                         WELSH, CARSON, ANDERSON & STOWE VIII, L.P.
                         By:  WCAS VIII Associates, L.L.C., General Partner

                         By /s/ Jonathan M. Rather
                            ------------------------------------------------
                              Managing Member

                         WELSH, CARSON, ANDERSON & STOWE VI, L.P.
                         By:  WCAS VI Partners, L.P., General Partner

                         By /s/ Jonathan M. Rather
                            ------------------------------------------------
                              Attorney-in-Fact

                         WCAS CAPITAL PARTNERS III, L.P.
                         By:  WCAS CP III Associates, L.L.C., General Partner

                         By /s/ Jonathan M. Rather
                            ------------------------------------------------
                              Managing Member

                         WCAS CAPITAL PARTNERS II, L.P.
                         By:  WCAS CP II Partners, General Partner

                         By /s/ Jonathan M. Rather
                            ------------------------------------------------
                              Attorney-in-Fact

                         WCAS INFORMATION PARTNERS, L.P.
                         By:  WCAS IP Partners, General Partner

                         By /s/ Jonathan M. Rather
                            ------------------------------------------------
                              Attorney-in-Fact


Date: January 14, 2004